EXHIBIT 23(a)2


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that at the time a registration statement becomes effective, if it contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

         On March 28, 2002, Southern Company's Board of Directors, upon recommendation of its Audit Committee, decided not to engage Arthur Andersen LLP ("Andersen") as the principal public accountants for Southern Company and its subsidiaries. For more information, see the Current Reports on Form 8-K dated March 28, 2002 of Southern Company and each of the operating companies.

         Southern Company, Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric have not obtained a reissued audit report from Andersen and have been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's audit reports with respect to their financial statements as of and for the fiscal year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits this Annual Report on Form 10-K to be filed without a written consent from Andersen. Because such companies have not been able to obtain Andersen's consent, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under
Section 11(a) of the Securities Act, including Southern Company's, Alabama Power's, Georgia Power's, Gulf Power's, Mississippi Power's and Savannah Electric's officers and directors, may still rely on Andersen's original audit report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.